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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Allied Healthcare International Inc. (the "Company") on Form S-3 of our report dated December 10, 2003 (July 1, 2004 as to Note 16), relating to the consolidated financial statements and the financial statement schedules of the Company for the year ended September 30, 2003, incorporated by reference in a Current Report on Form 8-K, dated July 15, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Jericho, New York
July 15, 2004